PACIFIC SELECT FUND
DIVIDEND GROWTH PORTFOLIO
(formerly called Diversified Research Portfolio)

INFORMATION STATEMENT DATED JULY 23, 2010

This statement provides information concerning a new portfolio manager and a new portfolio management agreement for the Dividend Growth Portfolio.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.	Introduction and Background

We previously advised you, via a supplement dated February 9, 2010 to Pacific Select Fund’s (the “Fund”) prospectus, dated May 1, 2009, as supplemented, that the Fund’s Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Dividend Growth Portfolio (the “Portfolio”) effective May 1, 2010. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) and the Fund, by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on January 12, 2010, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective May 1, 2010, the agreement with T. Rowe Price Associates, Inc. (“T. Rowe Price”) with respect to the Dividend Growth Portfolio (the “T. Rowe Price Portfolio Management Agreement”) and appointed T. Rowe Price as the new portfolio manager (“Portfolio Manager”). In connection with this matter, also at the January 12, 2010 meeting, the Board terminated the portfolio management agreement for the Portfolio with the prior portfolio manager upon the effectiveness of the T. Rowe Price Portfolio Management Agreement. T. Rowe Price’s appointment as Portfolio Manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Consideration of the New Portfolio Management Agreement

In evaluating the proposed T. Rowe Price Portfolio Management Agreement, the Board, including all of the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of T. Rowe Price, including information about another firm considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend T. Rowe Price as the new Portfolio Manager.

In evaluating the T. Rowe Price Portfolio Management Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining T. Rowe Price as the Portfolio Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by T. Rowe Price. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed T. Rowe Price Portfolio Management Agreement; copies of the Form ADV for T. Rowe Price; financial information relating to T. Rowe Price; and other information deemed relevant to the Trustees’ evaluation of T. Rowe Price, including qualitative assessments from senior management of PLFA.

The Trustees considered that under the T. Rowe Price Portfolio Management Agreement, T. Rowe Price would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Dividend Growth Portfolio over both the short- and long-term, the organizational depth and resources of T. Rowe Price, including the background and experience of T. Rowe Price’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used for the investment strategy.

In addition, the Trustees considered that the Fund’s Chief Compliance Officer (“CCO”) had reviewed the written compliance policies and procedures of T. Rowe Price, including the assessment of its compliance programs as required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the new T. Rowe Price Portfolio Management Agreement.

In making these assessments, the Trustees took note of the extensive due diligence PLFA conducted on T. Rowe Price and were aided by the assessments and recommendations of PLFA and the in-person presentation and materials provided by T. Rowe Price. The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a large blend portfolio, and the identification by PLFA of T. Rowe Price to serve as Portfolio Manager with regard to the day-to-day investment activities of the Dividend Growth Portfolio. In this regard, the Trustees considered that the search criteria employed by PLFA included identification of a firm with sufficient size, market presence and resources to properly manage the Portfolio, investment style diversification from other equity portfolios within the Fund, the ability to manage a large pool of assets given the size of the Portfolio, competitive peer ranking, manager tenure and competitive sub-advisory fees. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the portfolio managers, and has recommended and taken measures to attempt to remedy relative underperformance by a Portfolio when PLFA and the Board believed appropriate. The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Dividend Growth Portfolio by T. Rowe Price under the T. Rowe Price Portfolio Management Agreement.

B.	Performance

The Trustees considered information about the historical performance of an investment company advised by the same T. Rowe Price portfolio management team that would manage the Dividend Growth Portfolio using similar investment strategies as those proposed for the Dividend Growth Portfolio (the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark and against its peer group category for each year over a ten-year period as of November 30, 2009. Additionally, the Trustees considered performance information presented by PLFA for another potential portfolio manager. The Trustees also considered the need for T. Rowe Price to adhere to the Portfolio’s general investment mandate in order to function appropriately in the Portfolio Optimization models. The Board determined that T. Rowe Price’s performance record was acceptable.

C.	Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under an investment advisory contract with regard to a similar T. Rowe Price mutual fund and noted that T. Rowe Price did not currently sub-advise any other funds with substantially similar investment strategies. The Trustees noted that there were differences in the level of services proposed to be provided to the Dividend Growth Portfolio by T. Rowe Price and the level of services provided by T. Rowe Price to the other mutual fund advised by it, and that those differences were due to the different nature of the account or an affiliation between T. Rowe Price and the account. These differences often explained the differences in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and T. Rowe Price, and that the Dividend Growth Portfolio’s sub-advisory management fees are paid by PLFA and are not paid directly by the Portfolio. The Trustees also considered that the proposed sub-advisory management fee rate payable to T. Rowe Price under the T. Rowe Price Portfolio Management Agreement contain breakpoints and were lower than the sub-advisory fee rate paid to the prior portfolio manager. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Portfolio but that the advisory fee rates and expected operating expenses paid by shareholders would not increase as a result of the portfolio manager change. The Board concluded that the compensation payable under the T. Rowe Price Portfolio Management Agreement is fair and reasonable.

D.	Costs, Level of Profits

The Trustees reviewed information regarding the costs to T. Rowe Price of managing the Dividend Growth Portfolio and the projected profitability of the T. Rowe Price Portfolio Management Agreement to T. Rowe Price to the extent practicable based on the financial information provided by T. Rowe Price. This information is only estimated because there is no actual operating history for T. Rowe Price as the Portfolio Manager of the Dividend Growth Portfolio. The Trustees gave less weight to projected profitability considerations and did not view this information as important as other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and T. Rowe Price with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA and the fact that they are projections. The Board concluded that the Dividend Growth Portfolio’s fee structure reflected in the T. Rowe Price Portfolio Management Agreement with respect to the Dividend Growth Portfolio is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA concerning other benefits that may be received by T. Rowe Price and its affiliates as a result of their relationship with the Dividend Growth Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft dollars by the Portfolio Manager. In this regard, the Trustees noted that T. Rowe Price represented that it does not anticipate utilizing an affiliated broker-dealer for trades but that it may use soft dollar credits generated by Portfolio commissions to pay for research services, provided that the commission paid is reasonable in relation to the value of the brokerage and research services provided. The Trustees considered potential benefits to be derived by T. Rowe Price from its relationship with the Dividend Growth Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the compensation payable under the T. Rowe Price Portfolio Management Agreement is fair and reasonable; and (ii) the T. Rowe Price Portfolio Management Agreement is in the best interests of the Dividend Growth Portfolio and its shareholders. No single fact was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to it.

III.  The New Portfolio Management Agreement

The T. Rowe Price Portfolio Management Agreement is substantially similar to the prior portfolio management agreement with respect to the Portfolio. T. Rowe Price will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the evaluation, investment, sales and reinvestment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions. T. Rowe Price bears its expenses and the expenses of its own staff with respect to its activities in connection with the services provided under the T. Rowe Price Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, T. Rowe Price is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the T. Rowe Price Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the T. Rowe Price Portfolio Management Agreement or by reason of T. Rowe Price’s reckless disregard of its obligations and duties under the T. Rowe Price Portfolio Management Agreement. The T. Rowe Price Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The T. Rowe Price Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Portfolio to the Adviser in connection with the portfolio manager change. The prior and new portfolio management fee rate schedules are set forth in the tables below:

Prior Portfolio Management Fee
Fee	Breakpoint (Assets)

0.50%	On first $150 million
0.45%	On next 150 million
0.35	On next $200 million
0.30	On next $500 million
0.275	On next $1 billion
0.25	On excess

New Portfolio Management Fee under $100 million
Fee	Breakpoint (Assets)

0.50%	On first $50 million
0.45%	On next $50 million

New Portfolio Management Fee at or above $100 million
Fee	Breakpoint (Assets)

0.40%	On first $100 million
0.375%	On next $150 million
0.325%	On next $750 million
0.30%	On excess

The portfolio management fee rate paid by the Adviser through April 30, 2010 to the previous portfolio manager of the Portfolio was paid pursuant to a portfolio management agreement dated December 28, 1999, as amended. For the period January 1, 2009 through December 31, 2009, the portfolio management fees paid or owed by the Adviser for the Portfolio totaled $2,138,140. Had the new portfolio management fee rate been in effect for the same period, the portfolio management fees paid or owed by the Adviser would have been $1,807,896. This amount would have been a decrease in such fees paid by the Adviser of approximately 15.45%. For the fiscal year ended December 31, 2009, the Portfolio did not pay brokerage commissions to an affiliated broker of the prior portfolio manager.

IV.	Information Regarding T. Rowe Price

The address for T. Rowe Price is 100 East Pratt Street Baltimore, Maryland, 21202. T. Rowe Price is the primary portfolio manager of the Dividend Growth Portfolio and is a publicly traded company. T. Rowe Price is a direct, wholly-owned subsidiary of T. Rowe Price Group, Inc and is a registered investment adviser founded in 1937 by the late Thomas Rowe Price, Jr. and has offices all over the world. T. Rowe Price and its affiliates manage individual and institutional investor accounts. As of December 31, 2009, T. Rowe Price’s total assets under management, including its affiliates, were approximately $391 billion.

T. Rowe Price acts as investment adviser to the following registered investment company, which has a similar objective to the Portfolio.

Waived/
Fund Name	Net Assets(1)	Compensation Rate	Reduced

T. Rowe Price Dividend Growth Fund	$1.02 billion	0.51% on all assets	N/A

(1)	As of December 31, 2009

As of December 31, 2009, T. Rowe Price’s directors and principal executive officers are:

Name	Title

Edward C. Bernard	Vice Chairman of the Board of Directors of T. Rowe Price Group, Inc.
John R. Gilner	Chief Compliance Officer
James A.C. Kennedy	CEO and President of T. Rowe Price Group, Inc.
Kenneth V. Moreland	Chief Financial Officer of T. Rowe Price Group, Inc.
David Oestreicher	Chief Legal Counsel of T. Rowe Price Group, Inc.
Brian C. Rogers	Chairman of the Board and Chief Investment Officer of T. Rowe Price Group, Inc.
William J. Stromberg	Director of Global Equity and Global Equity Research

The business address for each above individual is c/o T. Rowe Price, 100 East Pratt Street Baltimore, Maryland, 21202.

No officer or Trustee of the Fund is an officer, director or shareholder of T. Rowe Price.

Additional Information

Additional information about T. Rowe Price, including, but not limited to, investment policies, portfolio manager compensation, proxy voting policies, recent legal proceedings, and information on other accounts managed by the portfolio managers, can be found in the Pacific Select Fund Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The annual report for the Fund for the fiscal year ended December 31, 2009 has previously been sent to shareholders. That report is available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Annuity Financial Professionals: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Internet:	www.PacificLife.com

The Fund’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Fund. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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